                                                                   Exhibit 10.29


                                                                        10/22/99

                                 LOAN AGREEMENT


                  This loan agreement (this "Agreement") is made and entered into as of the 22nd day of October, 1999, by and among Marquette Capital Bank,
N. A. ("Marquette") and Bremer Bank, National Association ("Bremer") (collectively, the "Lender") and Supertel Hospitality, Inc., a Delaware corporation (including its subsidiaries, the "Borrower").

                  In consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Borrower and the Lender agree as follows:

                  1. Loan. Subject to the provisions of this Agreement, upon satisfaction of the conditions herein contained, the Lender shall make one or more loans to the Borrower in an aggregate amount equal to $26,000,000.00 (collectively, the "Loan"). The Loan is not a revolving line of credit. The Borrower shall use all proceeds of the Loan solely for refinancing existing indebtedness on existing properties owned by Borrower and for other corporate purposes in anticipation of the merger of Borrower into Humphrey Hospitality Trust, Inc., a Virginia corporation ("Humphrey") contemplated by the Plan of Merger dated June 11, 1999 (the "Humphrey Merger"). Pursuant to and following the Humphrey Merger, Humphrey, as the surviving entity, will be responsible for all liabilities and obligations of Borrower with respect to the Loan under the Loan Documents (defined below) and Humphrey Hospitality Limited Partnership, a Virginia limited partnership ("HHLP") will assume and agree to pay and perform all such liabilities and obligations; from and after such time as the Humphrey Merger becomes effective, Humphrey shall be and become the Borrower hereunder and for all purposes hereof.

                  a. Conditions. Lender's obligation to make the Loan is contingent upon the following:

                  (i) Borrower's repayment, either prior to funding of the Loan or out of the proceeds of the Loan, of certain existing loans to Borrower by Marquette affiliates in the approximate aggregate amount of $11,300,000.00;

                  (ii) Lender's receipt of the Notes, Mortgages, Assignment of Leases, Franchise Assignments, Indemnity and Financing Statements, in each case duly executed by Borrower;

                  (iii) Lender's approval of environmental assessments, engineering reports, quality inspections, surveys and title work of the Multi-State Collateral, franchisor consents, organizational documents and resolutions, and supporting opinions; and
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                  (iv)     Lender's approval of a Year 2000 Readiness survey
                           completed by Borrower and its affiliates.

                  b. Notes. Borrower's obligation to repay the Loan and to pay interest and other charges, fees and expenses thereon is evidenced by the Borrower's promissory note of even date herewith payable to the order of Marquette in the principal amount of Sixteen Million and No/100 Dollars ($16,000,000.00) and by Borrower's promissory note of even date herewith payable to the order of Bremer in the principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (together with any amendments, extensions, renewals and replacements thereof, collectively called the "Notes"). Unless and until Borrower shall receive written notice from either of Marquette or Bremer instructing Borrower to make separate payments to each of Marquette and Bremer under the Notes, Borrower shall make all payments due under the Notes to Marquette, and Marquette shall remit the appropriate portion of such payments to Bremer for application against the Note held by it.

                  c. Mortgages. The Notes are secured by the mortgages and deeds of trust of even date herewith encumbering the Multi-State Collateral executed by Borrower in favor of Lender described on Exhibit A hereto (collectively, the "Mortgages").

                  d. Assignment of Leases and Rents. The Notes are further secured by assignments of leases and rents of even date herewith executed by Borrower in favor of Lender with respect to the same property encumbered by the Mortgages (the "Assignment of Leases").

                  e. Franchise Assignments. The Notes are further secured by Collateral Assignments of Franchise Agreements of even date herewith executed by Borrower in favor of Lender (the "Franchise Assignments").

                  f. Environmental, ADA and ERISA Indemnification Agreement. To induce Lender to enter into this Loan Agreement, Borrower has also executed and delivered in favor of Lender an Environmental, ADA and ERISA Indemnification Agreement (the "Indemnity").

                  g. Financing Statements. To further evidence Lender's interest in the Multi-State Collateral, Borrower shall deliver Financing Statements in such form as Lender may request (the "Financing Statements").

                  2. Fees. In consideration of Lender's agreement to make the Loan, Borrower shall pay the following fees to Lender:

                  a. Due Diligence Fee. Lender acknowledges receipt of a non-refundable Due Diligence Fee in the amount of $65,000.



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

                  b. Commitment Fee. Borrower has paid or concurrently with the execution of this Agreement will pay to Lender a non-refundable Commitment Fee in an amount equal to $65,000.

                  c. Closing Fee. Borrower shall pay Lender a Closing Fee in the amount of 1.50% of the Loan on the date on which the Loan closes (the "Closing Date"). The Due Diligence Fee and the Commitment Fee shall be credited against the Closing Fee at closing.

                  3. Take-Out Broker. Borrower has retained Northland/Marquette Capital Group ("Northland") to attempt to obtain take-out financing for the Loan; provided, however, that Borrower shall be under no obligation to accept any financing proposed by Northland, and Northland need not be Borrower's exclusive source of take-out financing during the term of the Loan.

                  4. Covenants. As long as any now existing or hereafter arising debt, obligation or liability of the Borrower to the Lender (including but not limited to any debt, obligation or liability relating to any letter of credit) shall remain outstanding, the Borrower shall comply with the following requirements:

                  a. Reporting. Borrower shall deliver to each of Marquette and Bremer, in form and substance acceptable to the Lender, the following:

                  (i) within 120 days after the close of each fiscal year of Borrower, a consolidated and consolidating statement of Borrower's (and, following the Humphrey Merger, Humphrey's) equity and a consolidated and consolidating statement of cash flow of the Borrower (and Humphrey) and any subsidiaries for such fiscal year--all such statements to be in reasonable detail, including all supporting schedules and comments; the consolidated statements to be audited by independent certified public accountants selected by Borrower and certified by such accountants to have been prepared in accordance with GAAP and accompanied by such unqualified accountants' opinion thereon that such documents have been audited in compliance with the American Institute of Certified Public Accounts Statements of Auditing standards in effect as of the execution hereof;

                  (ii) within 120 days after the close of each fiscal year of Borrower, consolidated and consolidating income statements and balance sheets of the Borrower (and, following the Humphrey Merger, Humphrey and HHLP) and any subsidiaries as of the end of such fiscal year--all such statements to be in reasonable detail, including all supporting schedules and comments; the consolidated income statements and balance sheets of the Borrower (and Humphrey) to be audited by independent certified public accountants selected by Borrower and certified by such accountants to have been prepared in accordance with GAAP and to present


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

                           fairly the consolidated financial position and results of operations of the Borrower (and Humphrey) and any subsidiaries (including HHLP) and accompanied by such unqualified accountants' opinion thereon that such documents have been audited in compliance with the American Institute of Certified Public Accounts Statements of Auditing standards in effect as of the execution hereof; the Lender shall have the right, from time to time, to discuss the affairs of the Borrower (and Humphrey) directly with such independent certified public accountants after notice to the Borrower (and Humphrey) and opportunity of the Borrower (and Humphrey) to be represented at such discussions;

                  (iii) As soon as available, and in any event within 45 days after the end of each fiscal quarter of Borrower, quarterly operating statements for each hotel encumbered by the Mortgages, together with a summary of key statistics relating to such operations, including average daily rates, occupancy levels, and revenue per available room, all in substantially the form as such statements have previously been furnished to Lender, and such other information as Lender may request;

                  (iv) As soon as available, and in any event within 45 days after the end of each fiscal quarter of Borrower, its quarterly 10-Q with consolidated financials; and

                  (v) As soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, its annual 10-K with consolidated financials.

                  b. Financial. The Borrower (and, following the Humphrey Merger, Humphrey) shall maintain:

                  (i) A Combined Debt Service Coverage Ratio of more than 1.5:1 for the Multi-State Collateral on a combined basis. The Combined Debt Service Coverage Ratio shall be measured as of December 31, 1999, and at quarterly intervals thereafter.

                  (ii) A Consolidated Debt Service Coverage Ratio of more than 1.5:1 for all of Borrower's properties and obligations on a consolidated basis. The Consolidated Debt Service Coverage Ratio shall be measured as of December 31, 1999, and at quarterly intervals thereafter.

                  (iii) A Combined Loan to Value Ratio not in excess of 65%, to be tested on a quarterly basis, with respect to the Multi-State Collateral and the outstanding balance of the Loan and a Consolidated Loan to Value Ratio not in excess of 60%, to be tested on a quarterly basis, with respect to all properties owned by Borrower and all debt obligations of Borrower on a consolidated basis. For purposes of calculation of the Combined Loan to Value Ratio and the Consolidated Loan to Value Ratio, respectively, as of December 31, 1999, and at quarterly measurement intervals thereafter the value of the Multi-State Collateral and of all properties owned by Borrower, respectively, shall be determined by applying a capitalization rate of 12% to the trailing twelve
                           (12) months Adjusted Net Operating Income determined with respect to the Multistate Collateral and all properties owned by Borrower, respectively.

                  (iv) After the Humphrey Merger, the foregoing ratios continue to be applicable to Humphrey (including HHLP and all Humphrey affiliates).

                  (v) The failure of Borrower to maintain the Consolidated Debt Service Coverage Ratio or the Consolidated Loan to Value Ratio shall constitute an Event of Default hereunder. The failure of Borrower to maintain the Combined Debt Service Coverage Ratio or the Combined Loan to Value Ratio shall constitute an Event of Default hereunder, unless (A) within 30 days of such failure the Borrower shall deliver to the Lender, and the Lender shall agree to accept, additional security for the Loan (together with supporting documents, title policies, opinions and other materials required by Lender) acceptable in all respects to the Lender in its sole discretion, and (B) the additional security would cause the Borrower (on a pro forma basis, as if the additional security had been included as part of the Multi-State Collateral on the relevant covenant measurement date) to be in compliance with the relevant ratio.

                  c. Compliance with Other Agreements. Borrower will take all necessary steps to preserve its existence and franchises, will permit no uncured event of default to exist under any loan or loan document with any other lender, and will comply with all present and future laws applicable to it in the operation of its business, and all material agreements to which it is subject. If Supertel Hospitality Management, Inc., as tenant, shall be in default of its obligations under the Lease (referred to in the Mortgages), Borrower shall, unless Lender otherwise agrees, promptly institute and pursue appropriate enforcement action. The Borrower will cause all franchise and license agreements which are the subject of the Franchise Assignments to be and remain in full force and effect.

                  d. Litigation. Borrower will give immediate notice to Lender of (i) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000 or deliver assets, the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (ii) the institution of any other suit or proceeding involving it that might materially and adversely affect its operation, financial condition, property, or business prospects.

                  e. Debt Service. Borrower will pay when due all of its material indebtedness due third Persons within any applicable grace and or cure periods except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on its books; for purposes hereof, indebtedness of the Borrower aggregating $100,000 or less shall not be deemed material.

                  f. Lender Notification. Borrower will notify Lender immediately (i) if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time, or both, could become an Event of Default; (ii) if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, or reorganization), or results of operations of the Borrower; or (iii) upon the failure of the Borrower to observe any of its respective undertakings hereunder or under any one or more of the Loan Documents.

                  g. ERISA. Borrower will (i) fund any of its Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of 29 U.S.C. Sec. 1082 (Section 302 of ERISA) and (ii) furnish the Lender, promptly after the filing of the same, with copies of any reports or other statements filed with any applicable governmental agency.

                  h. Year 2000 Compliance. "Year 2000 Compliance" means, with regard to any person or entity, that all software, embedded microchips, and other processing capabilities utilized by, and material to the business operations or financial condition of, such person or entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including but not limited to all dates in and after the year 2000. The Borrower represents and warrants to the Lender and agrees that: (a) the Borrower has made due inquiry to determine whether the computer applications and hardware the Borrower and the Borrower's material suppliers and customers will be Year 2000 Compliant by January 1, 2000; and (b) the Borrower has a plan to become Year 2000 compliant. By January 1, 2000, and the Borrower agrees to devote adequate resources toward, diligently pursue, and take all actions necessary to complete such plan and become Year 2000 Compliant by January 1, 2000; and (c) to the best of the Borrower's knowledge, all of the Borrower's material suppliers and customers will be Year 2000 Compliant by January 1, 2000; and (d) the Borrower agrees to deliver to the Lender such information regarding the plans and progress of the Borrower and the Borrower's material suppliers and customers toward becoming Year 2000 Compliant as the Lender may reasonably request from time to time, including but not limited to any assessment by a third party of the Borrower's efforts to become Year 2000 Compliant; (e) at the Lender's request from time to time, the Borrower shall order, obtain, and deliver to the Lender a copy of audits of the

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Borrower's plans and progress to become Year 2000 Compliant by January 1, 2000, and the Borrower shall permit the Lender and the Lender's representatives to conduct audits of the Borrower's operations for such purpose, and (f) the Borrower has substantially completed implementation of the Borrower's plan and remediation of material Year 2000 problems. Breach of any representation, warranty or agreement in this paragraph, or failure of the Borrower or a significant portion of the Borrower's material suppliers and customers to become Year 2000 Compliant by January 1, 2000 shall constitute an Event of Default hereunder, if such breach or failure would have a material, adverse effect on the operations of Borrower.

                  i. Inspection. Borrower shall keep accurate books and records in which true and complete entries will be made in accordance with GAAP. Upon request of Lender, Borrower, during normal business hours, shall give any representatives of Lender access to and permit such representatives to examine and copy all books, records and other writings in its possession, to inspect its property and to discuss its finances, accounts, property and business with any of its officers and directors. Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any of the Multi-State Collateral, other collateral covered by any other document securing the Loan or any other property of the Borrower at any time during ordinary business hours.

                  j. Sale or Transfer of Assets; Suspension of Business Operations. Except as permitted by the Mortgages, Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary (except that, after the Humphrey Merger, Simplex, Inc., and Motel Developers Inc., may be merged into Borrower), (ii) all or a substantial part of its assets, or (iii) any Multi-State Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person and will not liquidate, dissolve or suspend business operations. Borrower may purchase and sell personal property in the ordinary course of its business, provided Lender shall be given a first priority security interest in any replacement property relating to the Multi-State Collateral. Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.

                  k. Consolidation and Merger; Asset Acquisitions. Borrower will not consolidate with or merge into any Person without the prior written approval of Lender, except for any consolidation or merger which occurs in connection with Borrower's acquisition of additional hotel properties (provided, however, that Lender's approval shall nonetheless be required if the merger or consolidation occurs in connection with a single transaction or series of related transactions by which Borrower seeks to acquire more than 10 additional hotel properties).

                  l. Sale and Leaseback. Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

                  m. Restrictions on Nature of Business. Borrower will not engage in any line of business materially different from that presently engaged in by Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

                  n. Accounting. Borrower will not adopt any material change in accounting principles other than as required by GAAP. Borrower will not adopt, permit or consent to any change in its fiscal year.

                  o. Place of Business; Name. Except in connection with the Humphrey Merger, Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location, unless Borrower gives Lender 30 days prior written notice of such change, together with such amendments to financing statements as Lender may request. Borrower will not permit any tangible Multi-State Collateral or any records pertaining to the Multi-State Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Multi-State Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Borrower will not change its name.

                  p. Organizational Documents. Except in connection with the Humphrey Merger, Borrower will not amend its certificate of incorporation, articles of incorporation or bylaws.

                  q. REIT Status. Upon completion of the Humphrey Merger, Humphrey will be a Real Estate Investment Trust within the meaning of the Internal Revenue Code of 1986, as amended, and shall not change or rescind its status as a Real Estate Investment Trust.

                  r. Capital Expenditure Account. Borrower shall establish an interest-bearing Capital Expenditure Account with Marquette (for the benefit of both Marquette and Bremer) upon the execution of this Agreement, and shall maintain the account until all amounts owed to the Lender have been repaid. Borrower shall deposit, or shall direct any tenant, lessor or manager to deposit, 4% of the room revenue from the Multi-State Collateral into the Capital Reserve Account to be used solely for the purpose of maintenance and capital expenditures relating to properties owned by the Borrower. Until the occurrence of an Event of Default, or until otherwise notified by the Lender, Borrower may use the funds in the Capital Expenditure Account at its discretion for the purposes set forth herein.

                  s. Covenant Compliance. As soon as available, and in any event within 45 days after the end of each fiscal quarter of Borrower, Borrower shall execute and deliver to Lender a Covenant Compliance Certificate in the form of Exhibit B attached hereto.

                  5. Definitions. In this Agreement:

                  a. "Adjusted Net Operating Income" means the remainder of the Net Operating Income from the Multi-State Collateral or all properties owned by Borrower, as the case may be, after reducing Net Operating Income by an amount


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equal to the sum of (i) 4% of gross room revenue for FF&E reserve, plus (ii) 4%
of gross room revenue for management fees and expenses.

                  b. "Combined Debt Service Coverage Ratio" for any period shall be determined as the quotient obtained by dividing (i) Adjusted Net Operating Income derived from the Multi-State Collateral for the most recent trailing 12-month period by (ii) the amount of debt service payments (principal and interest) (computed on an annualized basis, based upon the loan terms in effect on the date of determination) which would be required to be made under this Agreement and related Loan Documents during such period.

                  c. "Consolidated Debt Service Coverage Ratio" for any period shall be determined by dividing (i) the Adjusted Net Operating Income derived from all properties of Borrower for the most recent trailing 12-month period by
(ii) the required debt service for all of the Borrower's indebtedness (computed on an annualized basis, based upon the loan terms in effect on the date of determination). For purposes of determining this ratio, the debt service on any non-amortizing indebtedness shall be assumed to equal the monthly payment required to fully amortize such indebtedness over a 25-year term at the interest rate in effect at the end of each quarter.

                  d. "Debt" means (i) all items of indebtedness or liability of the Borrower which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the Borrower's balance sheet on the date as of which Debt is to be determined, plus (ii) indebtedness secured by any mortgage, pledge, lien or security interest on property of the Borrower, whether or not the indebtedness secured thereby shall have been assumed, plus (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations of the Borrower in respect of, or to purchase or otherwise acquire indebtedness of others.

                  e. "Events of Default" means the occurrence and continuance of any of the following events shall constitute an "Event of Default" hereunder:

                  (i) the Borrower shall fail to pay any installment of principal on the Loan when due, whether at stated maturity, upon acceleration or otherwise, or pay when due any interest, fees or other amounts payable hereunder or under the other Loan Documents, and such failure shall continue for ten (10) days after the due date thereof; or

                  (ii) any representation or warranty made by the Borrower herein or in any other Loan Document shall at the time made be incorrect in any material respect; or

                  (iii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Loan Agreement or any other Loan Document, and such failure shall remain unremedied for thirty (30) days after written notice thereof from the Lender to the Borrower; or

                  (iv) any event of default (however described) under any other Loan Document shall occur and not be cured within the applicable grace period, if any; or

                  (v) the Borrower shall fail to comply with any of the financial covenants set forth in Paragraph 4(b); or

                  (vi) a material event of default shall occur under any loan or credit agreement relating to Debt in excess of $100,000 of the Borrower; or

                  (vii) both Paul Schulte is no longer the Chief Executive Officer of Borrower and Steve Borgmann is no longer a senior officer of Borrower; provided, however, that if Paul Schulte and Steve Borgmann no longer hold such positions due to death or disability, it shall not be an Event of Default hereunder if Lender has approved in writing (which approval will not be unreasonably withheld) the replacement officers; or

                  (viii) the Humphrey Merger has not occurred pursuant to the Plan of Merger referred to in Section 1 hereof within 90 days of the date hereof.

                  f. "GAAP" means generally accepted accounting principles consistently applied. Except as otherwise approved by the Lender in writing, all financial reporting, financial record keeping, and financial calculations in connection with this Agreement shall be made on the basis of accounting principles, methods, elections and estimates that are consistent and that are consistent with the accounting principles, methods, elections and estimates used in the last annual financial statements of the Borrower delivered by the Borrower to the Lender before or upon the execution of this Agreement, and that fairly present the financial condition or results of operations for the period then ended.

                  g. "Loan Documents" means, collectively, all documents executed by Borrower in connection with or as security for the Loan.

                  h. "Multi-State Collateral" means, collectively, all property encumbered by the Mortgages.

                  i. "Net Operating Income" means gross income generated by or at the property in question from whatever source, less the direct operating expenses (not including depreciation or other non-cash items) for such property.

                  j. "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  6. Jurisdiction; Choice of Law. The Borrower consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy relating in any way to this Agreement or to any transaction or matter relating to this Agreement, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Borrower against the Lender relating in any way to this Agreement or to any transaction or matter relating to this Agreement shall be venued in either the Minnesota District Court of the county where the Lender is located, or the United States District Court, District of Minnesota. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

                  7. Modifications; Successors and Assigns. No provision of this Agreement can be amended, modified, waived or terminated, except by a writing executed by the Borrower and the Lender. This Agreement shall bind and benefit the parties and their respective successors and assigns; provided, the Borrower shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Lender, and any assignment in violation of this sentence shall be null and void. Lender consents to the Humphrey Merger and the assignment of Borrower's rights and obligations under this Agreement in connection therewith.

                  8. Lender's Expenses. Regardless of whether the Loan closes, the Borrower shall pay to the Lender on demand all of the Lender's costs and expenses, (including legal expenses, appraisals, and environmental assessments) to perform due diligence and to document and close the transaction contemplated by this Agreement.

                  9. Further Assurances.

                  a. Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, conveyances, notes, mortgages, deeds of trust, assignments, security agreements, financing statements and assurances as Lender shall from time to time reasonably require (a) to carry into effect the purposes of this Agreement and the other Loan Documents, (b) for the better assuring, conveying, mortgaging, assigning and confirming unto Lender of all property and rights mortgaged, granted, bargained, alienated, confirmed, pledged, hypothecated, conveyed or assigned by this Agreement, or any of the other Loan Documents or property intended now or hereafter to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, (c) for the perfection of any such lien or security interest granted herein or in the other Loan Documents, and (d) for the better assuring and confirming of all of Lender's rights, powers and remedies hereunder. Borrower, within ten (10) days after Lender's request, will execute and deliver and hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Lender in the Multi-State Collateral and the other collateral under the Loan Documents.

                  b. Borrower forthwith upon the execution and delivery of this Agreement and thereafter, from time to time, will cause the Mortgages and any security instrument creating a lien or security interest or evidencing the lien of the Mortgages and the other applicable Loan Documents upon the Multi-State Collateral or other property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required in order to publish notice of and fully to protect the lien or security interest of, and the priority of, each of the Mortgages and the other Loan Documents upon, and the interest of Lender in, the Multi-State Collateral or other applicable property. Borrower will pay all filing, registration or recording fees, and all expenses incidental to the foregoing and all taxes, duties, assessments and charges arising out of or in connection with the execution and delivery of the Mortgages, any other security instrument, any instrument of further assurance or any other Loan Document. Upon Lender's request, Borrower shall, from time to time, furnish Lender with evidence reasonably satisfactory to Lender that such property is free of liens and security interests (except as permitted hereunder), including searches of applicable public records.

                  c. Upon any failure by Borrower to do so as provided in this Paragraph 9, Lender may make, execute, record, file, re-record or refile any and all such mortgages, deeds of trust, instruments, certificates and documents for and in the name of Borrower, and Borrower hereby irrevocably appoints (which appointment is coupled with an interest and with full power of substitution) Lender the agent and attorney-in-fact of Borrower to do so; and Borrower shall reimburse Lender, on demand, for all costs and expenses (including reasonable attorneys' fees) incurred by Lender in connection therewith.

                  10. Prior Agreements Superseded. This Agreement supersedes and replaces all prior commitment letters, proposal letters, term sheets, and other statements of loan terms issued by the Lender to the Borrower, and all such letters and term sheets are terminated.

                       [Signature Page to Loan Agreement]


Sincerely,

Marquette Capital Bank, National Association                  Bremer Bank, National Association

By                                                            By
  --------------------------------                              ----------------------------------

Title                                                         Title
     -----------------------------                                 -------------------------------

                  The Borrower agrees to this Agreement.

                  THE BORROWER REPRESENTS AND WARRANTS TO THE LENDER AND AGREES THAT THE BORROWER HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.

Supertel Hospitality, Inc.                               Date:  October __, 1999


By
  ------------------------------------

Title
     ---------------------------------

                                    EXHIBIT A

                               [List of Mortgages]


                  Mortgages and Deeds of Trust executed by Borrower in favor of Lender and encumbering the following properties:

         PROPERTY                              LOCATION                             TITLE
         --------                              --------                             -----
   Creston Super 8 Motel               804 W Taylor St.                         CTIC NBU 180981260
                                       Creston, IA 50801 (Union Co.)            2601642

   O'Neill Super 8 Motel               309 N 5th Street                         CTIC NBU 180 981287
                                       Norfolk, NE 68792-1448 (Holt Co.)        TC 2962

   Keokuk Super 8 Motel                3511 Main Street                         CTIC NBU 180 981262
                                       Keokuk, IA  (Lee Co.)                    2601638

   Iowa City Super 8 Motel             611 First Avenue                         CTIC NBU 180 981261
                                       Coralville, IA 52241 (Johnson Co.)       2601637

   Burlington Super 8 Motel            3100 Kirkwood Street                     CTIC NBU 180 981258
                                       Burlington, IA (Des Moines Co.)          2601644

   Pittsburgh Super 8 Motel            3108 N Broadway                          CTIC NBU
                                       Pittsburg, KS (Crawford Co.)             T-19137

   Clinton Super 8 Motel               1711 Lincoln Way                         CTIC NBU 180 981259
                                       Clinton, IA 52732 (Clinton Co.)          2601643

   Mt. Pleasant Super 8 Motel          1000 N Grand Ave                         CTIC NBU 180 981286
                                       Mt. Pleasant, IA (Henry Co.)             9851017264

   Pella Super 8 Motel                 105 E Oskaloosa Street                   CTIC NBU 180 981264
                                       Pella, IA 50219  (Marion Co.)            2601640

   Storm Lake Super 8 Motel            101 W Milwaukee Ave                      CTIC NBU 180 981265
                                       Storm Lake, IA  50588 (Buena Vista Co.)  2601639

   McKinney Super 8 Motel              910 N Central Expressway                 CTIC NBU 180 990140
                                       McKinney, TX 75070 (Collin Co.)          GF# 236793-H

   Denton Super 8 Motel                620 South I-35 East                      CTIC GF# 236793-D
                                       Denton, TX 76205 (Denton Co.)            44-901-80-236793-D

   Grapevine Super 8 Motel             250 E Hwy 114                            CTIC GF# 236793-C
                                       Grapevine, TX 76051 (Tarrant Co.)        44-901-80-236793-C

   Menomonie Super 8 Motel             1622 N Broadway                          CTIC NBU 180 990147
                                       Menomonie, WI (Dunn Co.)                 DUN00311

   Las Colinas Wingate Inn             850 W Walnut Hill Lane                   CTIC NBU 180 990139
                                       Irving, TX  75038 (Dallas Co.)           GF# 236793-I

   Houston Wingate Inn                 ________________________________         CTIC NBU 180 990137
                                       Houston, TX (Harris Co.)                 GF# 236793-A

   Portage Super 8 Motel               3000 New Pinery Road                     CTIC NBU 180 990149
                                       Portage, WI  53901 (Columbia Co.)        CP-168456

                                    EXHIBIT B
                         COVENANT COMPLIANCE CERTIFICATE
                         -------------------------------
      I,_________________, the ___________of ____________ , a ______________
(the "Borrower"), pursuant to the letter agreement dated (the "Agreement"), hereby certify to Marquette Bank, National Association and to Bremer Bank, National Association (the "Lender") as follows:

                  As of the close of business on __________________, the following was true and correct:

         [Borrower to confirm compliance with each covenant contained in
                            Section 4 of Agreement]


                  AS OF THE DATE OF THIS CERTIFICATE, NO EVENT HAS OCCURRED WHICH CONSTITUTES AN EVENT OF DEFAULT AS DEFINED IN THE AGREEMENT.



Date of Certificate:
                    --------------------------------------

Signature
         -------------------------------------------------

                                      B-1